Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 23, 2007, with respect to the consolidated financial statements of Hercules Offshore, Inc. for the year ended December 31, 2006 included in this Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Hercules Offshore, Inc. on Forms S-8 (File No. 333-129344, effective October 31, 2005; File No. 333-134135, effective May 15, 2006; and File No. 333-149289, effective February 15, 2008) and on Forms S-3 (File No. 333-138475, effective March 12, 2009).
/s/ GRANT THORNTON LLP

Houston, Texas
September 22, 2009